Exhibit 3.1

State of Delaware
Secretary of State
Diveision of Corporations
Delivered 02:59 PM 07/23/2007
Filed 02:56 Pm 07/23/2007
SRV 070841649 -4393713 File

                          Certificate of Incorporation
                                       Of
                              KOPR RESOURCES Corp.

     FIRST: The name of the corporation is KOPR RESOURCES Corp.

     SECOND: The address of its registered office in the State of Delaware is 4406 Tennyson Road, Wilmington, New Castle County, State of Delaware. The name of its Registered Agent at such address is Delaware Corporate Agents, Inc.

     THIRD: The nature of the business or purpose to be conducted or promoted is to engage in any lawful act or activity which corporations may be organized under the General Corporation Law of Delaware.

     FOURTH: The total number of shares of stock which the corporation shall have authority to issue is 1,500 shares of common stock without par value.

     FIFTH: The name and mailing address of the incorporation is Jane Goldberg, 4406 Tennayson Road, Wilmington, Delaware 19802

     SIXTH: The powers of the Incorporation(s) shall terminate upon the filing of this Certificate of Incorporation. Following are the names(s) and address(es) of the person(s) who are to serve as the director(s) until the first annual meeting of shareholders or until their successors are elected and qualify:
Andrea Schlectman, 670 Kent Avenue, Teaneck NJ 07666.

     SEVENTH: The Board of Directors is expressly authorized to make, alter or repeal the By-Laws of the corporation.

     EIGHTH: No director shall have personal liability the corporation or its stockholders for monetary damages for breach of fiduciary duty as director, provided that this Article shall not eliminate or limit the liability of a director (i) for any breach of the director's duty of loyalty to the corporation or its stockholders; (ii) for facts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) under
Section 174 of Title 8 of the Delaware Code; (IV) for any transaction from which the director derived an improper personal benefit.

     NINTH: Elections of directors need not be by written ballot unless the By-Laws of this corporation so provide.

     I, the undersigned, being the incorporator hereinabove named, for the purpose of forming a corporation pursuant to the General Corporation Law of the State of Delaware, do make this certificate, acknowledging the penalty of perjury, hereby declaring and certifying that this Instrument is my act and deed and the facts herein stated are true, pursuant to 8 Del. C,'103(b)(2) and accordingly have hereunto set my hand on this 23rd Day of July, 2007


                                               /s/ Jane S. Goldberg
                                               ---------------------------------
                                               Jane S. Goldberg